EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation in the Annual Report of Interact Holdings Group, Inc. on Form 10-KSB of our report dated April 2, 2007 on our audits of the financial statements of Interact Holdings Group, Inc. as of December 31, 2006 and for the two years then ended, which reports are incorporated in the Form 10-KSB.

/s/ Gruber & Company, LLC

Lake Saint Louis, Missouri 63367
May 10, 2007